Exhibit 99.1

Contact at 214-432-2000
David B. Powers
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS FIRST QUARTER EPS UP 22%

ON RECORD REVENUES

DALLAS, TX (July 30, 2018) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2019 ended June 30, 2018. Notable items for the quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior year’s fiscal first quarter):

First Quarter Fiscal 2019 Results

•	Record revenue of $393.8 million, up 8%

•	Net earnings per diluted share of $1.38, up 22%

•	First Quarter Fiscal 2019 results were affected by the following items:

•	A $6.5 million (pre-tax) increase in maintenance expenses primarily due to the timing of the annual maintenance outage at our Fairborn cement plant; the previous outage occurred at Fairborn in the fourth quarter of fiscal 2017, shortly after we purchased the plant

•	A $1.8 million litigation loss at our Paperboard subsidiary

•	$1.6 million of start-up costs at our new frac sand plant in Illinois

•	New frac sand drying plant in Illinois started up on-time, on-budget and began production in late June

•	Approximately 500,000 shares were repurchased for $52 million

Commenting on the first quarter results, Dave Powers, President and CEO, said, “We are pleased to report another quarter of record revenue and net earnings. We saw strong margin improvement in our Light Materials sector and pricing improved across nearly all businesses during the quarter. We were also pleased to announce the start-up of our new frac sand drying plant in Illinois and we began loading railcars in late June. Tight freight markets continued to limit our ability to move product and led to higher freight costs which impacted net sales prices in both cement and wallboard this quarter.”

Mr. Powers concluded, “Looking ahead, we anticipate another strong year, as the backlog of work in our markets continues to drive demand for our products.”

Segment Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates and Joint Venture and intersegment Cement revenue, was $227.3 million, a slight improvement from the first quarter of fiscal 2018. Heavy Materials operating earnings decreased 13% to $42.8 million primarily due to increased maintenance costs resulting from the timing of the annual maintenance outage at our Fairborn Cement plant. Because we had performed an outage at Fairborn after we purchased the plant in March 2017, there was no outage in the quarter ended June 30, 2017.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was up 2% to $186.8 million, reflecting higher sales prices. The average net sales price for the quarter improved 2% to $108.69 per ton. Higher freight costs impacted net cement prices by approximately $1.50 per ton during the quarter. Cement sales volume for the quarter was 1.5 million tons, flat with the prior year.

Operating earnings from Cement for the first quarter were $37.3 million, 14% below the same quarter a year ago. The earnings decline was primarily due to the timing of the planned maintenance outage at our Fairborn cement plant partially offset by improved average net cement sales prices.

Concrete and Aggregates revenue for the first quarter of 2019 was $40.5 million, a decrease of 7%. First quarter operating earnings were $5.5 million, a 9% decline, reflecting lower sales volumes partially offset by improved pricing.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 11% to $170.2 million. The improvement reflects higher wallboard sales volume and net sales prices. The average Gypsum Wallboard net sales price for the first quarter of fiscal 2019 was $160.71 per MSF, a 1% improvement. Sequentially, higher freight costs during the quarter impacted the net sales price by approximately $2 per MSF. Gypsum Wallboard sales volume was 710 million square feet (MMSF), up approximately 9%.

The average Paperboard net sales price this quarter was $531.99 per ton, down 3%. Paperboard sales volume for the quarter increased 4% to 82,000 tons.

Operating earnings were $60.5 million in the sector, an increase of 24%, reflecting improved wallboard sales volumes and prices and lower operating costs. The reduced operating costs primarily reflected lower recycled fiber costs during the quarter.

Oil and Gas Proppants

Eagle’s Oil and Gas Proppants segment reported revenue of $21.8 million, an increase of 15%, primarily resulting from a 16% rise in frac sand sales volume. The first quarter’s operating loss of $2.7 million includes $7.1 million of depreciation, depletion and amortization and $1.6 million of start-up costs at our new frac sand facility in Illinois.

Details of Financial Results

The first quarter litigation loss at our Paperboard subsidiary stems from a judgment in a lawsuit filed by some of the plant’s neighbors regarding specific events that occurred in 2010 and 2012. The judgment does not affect ongoing operations.

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Aggregates, Concrete, Gypsum Wallboard, Recycled Paperboard and Frac Sand from over 75 facilities across the U.S. Eagle is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Monday, July 30, 2018. The conference call will be webcast simultaneously on the EXP web site eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in activity in the oil and gas industry, including the level of fracturing activities and the demand for frac sand; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; a cyber-attack or data security breach; announced increases in capacity in the gypsum wallboard, cement and frac sand industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

David B. Powers

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1    Statement of Consolidated Earnings

Attachment 2    Revenue and Earnings by Lines of Business

Attachment 3    Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4    Consolidated Balance Sheets

Attachment 5    Depreciation, Depletion and Amortization by Lines of Business

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2018	2017
Revenue	$393,756	$366,121

Cost of Goods Sold	302,122	280,062

Gross Profit	91,634	86,059

Equity in Earnings of Unconsolidated JV	9,251	9,876

Corporate General and Administrative Expense	(8,003)	(9,679)

Litigation Settlements and Losses	(1,800)	—

Other Non-Operating Income	571	757

Earnings before Interest and Income Taxes	91,653	87,013

Interest Expense, Net	(6,632)	(7,483)

Earnings before Income Taxes	85,021	79,530

Income Tax Expense	(18,682)	(24,648)

Net Earnings	$66,339	$54,882

NET EARNINGS PER SHARE
Basic	$1.39	$1.14

Diluted	$1.38	$1.13

AVERAGE SHARES OUTSTANDING
Basic	47,690,351	48,121,890

Diluted	48,144,325	48,655,553

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2018	2017
Revenue*

Heavy Materials:
Cement (Wholly Owned)	$155,346	$149,836
Concrete and Aggregates	40,509	43,506

	195,855	193,342

Light Materials:
Gypsum Wallboard	$142,415	$126,813
Gypsum Paperboard	27,786	27,056

	170,201	153,869

Oil and Gas Proppants	21,758	18,910

Other	5,942	—

Total Revenue	$393,756	$366,121

Segment Operating Earnings

Heavy Materials:
Cement (Wholly Owned)	28,083	33,305
Cement (Joint Venture)	9,251	9,876
Concrete and Aggregates	5,484	6,021

	42,818	49,202
Light Materials:
Gypsum Wallboard	$50,480	$43,821
Gypsum Paperboard	9,994	4,938

	60,474	48,759

Oil and Gas Proppants	(2,691)	(2,026)

Other Income	284	—

Sub-total	100,885	95,935

Corporate General and Administrative Expense	(8,003)	(9,679)
Litigation Settlements and Losses	(1,800)	—
Other Non-Operating Income	571	757

Earnings before Interest and Income Taxes	$91,653	$87,013

*	Net of Intersegment and Joint Venture Revenue listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per ton data)

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2018	2017	Change
Cement (M Tons):
Wholly Owned	1,275	1,268	+1%
Joint Venture	236	243	-3%

	1,511	1,511	0%
Concrete (M Cubic Yards)	319	357	-11%

Aggregates (M Tons)	856	895	-4%

Gypsum Wallboard (MMSF’s)	710	654	+9%

Paperboard (M Tons):
Internal	32	31	+3%
External	50	48	+4%

	82	79	+4%

Frac Sand (M Tons)	366	315	+16%

	Average Net Sales Price*
	Quarter Ended June 30,
	2018	2017	Change
Cement (Ton)	$108.69	$106.95	+2%
Concrete (Cubic Yard)	$101.66	$98.96	+3%
Aggregates (Ton)	$9.75	$9.22	+6%
Gypsum Wallboard (MSF)	$160.71	$159.01	+1%
Paperboard (Ton)	$531.99	$549.69	-3%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue
	Quarter Ended June 30,
	2018	2017
Intersegment Revenues:
Cement	$4,178	$4,929
Concrete and Aggregates	331	413
Paperboard	17,347	17,357

	$21,856	$22,699

Cement Revenue:
Wholly Owned	$155,346	$149,836
Joint Venture	27,264	28,170

	$182,610	$178,006

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31,
	2018	2017	2018*
ASSETS
Current Assets –
Cash and Cash Equivalents	$14,334	$12,233	$9,315
Restricted Cash	38,753	—	38,753
Accounts and Notes Receivable, net	184,083	175,002	141,685
Inventories	241,000	244,886	258,159
Federal Income Tax Receivable	7,315	—	5,750
Prepaid and Other Assets	8,304	8,181	5,073

Total Current Assets	493,789	440,302	458,735

Property, Plant and Equipment –	2,627,261	2,454,800	2,586,528
Less: Accumulated Depreciation	(1,009,726)	(919,732)	(991,229)

Property, Plant and Equipment, net	1,617,535	1,535,068	1,595,299
Investments in Joint Venture	60,309	53,750	60,558
Notes Receivable	3,266	653	115
Goodwill and Intangibles	238,541	234,707	239,342
Other Assets	13,535	15,110	13,954

	$2,426,975	$2,279,590	$2,368,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$93,182	$78,763	$73,459
Accrued Liabilities	95,910	53,288	105,870
Federal Income Tax Payable	—	26,462	—
Current Portion of Senior Notes	—	81,214	—

Total Current Liabilities	189,092	239,727	179,329

Long-term Liabilities	30,158	42,026	31,096
Bank Credit Facility	270,000	200,000	240,000
Private Placement Senior Unsecured Notes	36,500	36,500	36,500
4.500% Senior Unsecured Notes due 2026	344,590	343,921	344,422
Deferred Income Taxes	125,156	162,329	118,966
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 47,912,300; 48,547,960 and 48,282,784 Shares, respectively	479	485	483
Capital in Excess of Par Value	74,568	151,141	122,379
Accumulated Other Comprehensive Losses	(3,956)	(7,199)	(4,012)
Retained Earnings	1,360,388	1,110,660	1,298,840

Total Stockholders’ Equity	1,431,479	1,255,087	1,417,690

	$2,426,975	$2,279,590	$2,368,003

*	From audited financial statements

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarter ended June 30, 2018 and 2017:

	Depreciation, Depletion and Amortization
	Quarter Ended June 30,
	2018	2017
Cement	$12,921	$12,479
Concrete and Aggregates	2,053	1,914
Gypsum Wallboard	4,830	4,442
Paperboard	2,109	2,137
Oil and Gas Proppants	7,139	7,606
Corporate and Other	798	369

	$29,850	$28,947